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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            Texas Utilities Company
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

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                 [LETTERHEAD OF TEXAS UTILITIES APPEARS HERE]

                                  May 3, 1999

[SHAREHOLDERS' NAMES/ADDRESSES APPEAR HERE]

     I am writing today to ask for your assistance.

     As a shareholder of Texas Utilities Company, you are aware that our annual meeting of shareholders is scheduled for Friday, May 14, 1999. As a result, you should have received all proxy and voting material for that meeting.

     In that material, the Texas Utilities Board of Directors is asking for your approval to amend the Restated Articles of Incorporation to allow the Board, in its discretion, to split each share of common stock into no more than two shares
of common stock (i.e., a two-for-one split).   In addition, and in order to
accomplish this goal, the Board is also asking for approval to increase the number of authorized shares of Company common stock from 500 million to 1 billion. This level of increase would allow the Company to maintain the same percentage of shares available after the potential split as existed before (38.5%), after giving effect to existing share reservations.

     As you may have seen, Institutional Shareholder ServicesTM (ISS) has reviewed our proxy material and recommends a vote "for" the proposed stock split, but "against" the proposed increase in authorized shares. Unfortunately, a two-for-one stock split cannot occur without the increase in the authorized shares.

     Even though the percentage of shares available after the new authorization and stock split will remain the same as the current 38.5% level, ISS indicated that this level is slightly above their revised allowable threshold of 36.2%. Obviously, we disagree with this conclusion and offer the following observations for your consideration:

     1. The authorization for the stock split is clearly in the best interest of shareholders. However, the split is contingent on the increase proposal, and it is not logical to suggest a vote against the increase without which the split would not be possible.
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     2.   The percentage of shares available following the increase is extremely close to the acceptable ISS model results and, in fact is precisely within last year's ISS guidelines (which would have approved a 100% increase in the authorization).

     3. The Company currently has unissued and unreserved shares equal to 38.5% of authorized shares, and the proposed increase simply maintains that same relationship.

     4. The amount of the proposed increase was not calculated with any proposed issuance in mind, but rather was simply rounded to the 1 billion level. Although a smaller number could obviously have been used, increases of 100% are common.

     These charter amendments require the affirmative vote of two-thirds of the outstanding shares. Therefore, your vote and support are extremely important.
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I encourage you to vote "FOR" all the proposals.

For more complete information regarding these proposals, please refer to our proxy materials (a copy of which is enclosed).

If you have any questions or wish to discuss this further, please do not hesitate to call David Anderson (214-812-4641), Tim Hogan (214-812-2756) or myself.

     Thank you for your consideration and support.

                                       Sincerely,



                                       /s/ Michael J. McNally